Exhibit 5.1

OPINION AND CONSENT OF JULIE WATERS

December 9, 2005

First Advantage Corporation

One Progress Plaza

Suite 2400

St. Petersburg, Florida 33701

Re:	Registration Statement on Form S-4

Gentlemen:

I am Vice President and General Counsel of First Advantage Corporation, a Delaware corporation (the “Company”), and in that capacity, have acted as counsel for the Company in connection with the Registration Statement on Form S-4 being filed with the Securities and Exchange Commission (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Act”), 5,000,000 shares of Class A common stock, $0.001 par value, of the Company (the “Common Stock”), which are being offered for sale by us. This opinion is being furnished pursuant to the requirements of Form S-4 and Item 601 of Regulation S-K under the Act.

In furnishing this opinion, I, or attorneys under my supervision, have examined the originals, or copies thereof identified to my satisfaction, of such corporate records of the Company and such other documents, including, without limitation, records, opinions and papers as I have deemed necessary or appropriate in order to give the opinions hereinafter set forth. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me, or attorneys under my supervision, as originals and the conformity to original documents of all documents submitted to me, or attorneys under my supervision, as certified or photostatic copies.

Based on the foregoing, I am of the opinion that:

1. The Company has been duly organized and is a validly existing corporation under the laws of the State of Delaware;

2. The 5,000,000 shares of Class A Common Stock which are being registered under the Registration Statement are duly authorized and when issued in accordance with the terms of the notes will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of my opinion as Exhibit 5.1 to the Registration Statement. By giving such consent, I do not thereby admit that I am within the category of persons whose consents are required under Section 7 of the Act.

Very truly yours,

/s/ JULIE WATERS
Julie Waters